Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is dated as of the 10th day of March, 2017 (the “Effective Date”), by and among IFMI, LLC, a Delaware limited liability company (the “Company”), DGC Family Fintech Trust, a trust established by Daniel G. Cohen (“Buyer”), and solely for purposes of Article VI and Sections 7.3, 7.4, 7.5, and 7.6, Institutional Financial Markets, Inc., a Maryland corporation (the “Parent”).

RECITALS:

WHEREAS, Buyer desires to purchase from the Company, and the Company desires to issue and to sell to Buyer, upon the terms and conditions set forth in this Agreement, a convertible senior secured promissory note in the aggregate principal amount of Fifteen Million Dollars ($15,000,000) (the “Note Purchase Price”), in substantially the form attached hereto as Exhibit A (the “Note”); and

WHEREAS, the parties hereto are executing and delivering this Agreement in reliance upon an exemption from registration afforded by the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission (the “SEC”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I
RECITALS, EXHIBITS, SCHEDULES

The foregoing Recitals are true and correct and, such Recitals, together with the Schedules and Exhibits referred to therein and referred to hereafter, are hereby incorporated into this Agreement by this reference.

ARTICLE II
DEFINITIONS

Capitalized terms used in this Agreement but otherwise not defined herein shall have the following meanings:

2.1                               “Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, the terms “control,” “controlling,” “controlled” and words of similar import, when used in this context, mean, with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2.2                               “Assets” means all of the properties and assets of the Company or of the Subsidiaries, whether real, personal or mixed, tangible or intangible, wherever located, whether now owned or hereafter acquired.

2.3                               “Board of Directors” means the Board of Directors of Parent.

2.4                               “Buyer’s Fundamental Representations” means, collectively, the representations and warranties of Buyer contained in Sections 4.1 (Organization; Authority), 4.3 (Investment Purpose), 4.4 (Accredited Buyer Status; Experience of Buyer) and 4.8 (Brokers and Finders).

2.5                               “Claims” means any threatened or actual Proceeding, Judgment, settlement, and/or assessment of any nature or kind.

2.6                               “Common Stock” means shares of the common stock of Parent, $0.001 par value per share.

2.7                               “Company Fundamental Representations” means, collectively, the representations and warranties of the Company contained in Sections 5.1 (Organization and Qualification), 5.2 (Authorization; Enforcement; Validity), 5.3 (Capitalization), 5.5 (No Conflicts; Consents and Approvals), 5.6 (Issuance of Securities), 5.7 (Absence of Certain Changes), 5.10 (Compliance with Laws), 5.12 (Acknowledgement Regarding Buyer’s Purchase of the Securities) and 5.13 (Brokerage Fees).

2.8                               “Consent” means any consent, approval, order or authorization of, or any declaration, qualification, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions, in a specified manner and/or to achieve a specific result.

2.9                               “Contract” means any written or oral contract, agreement, order or commitment of any nature whatsoever, including any sales order, purchase order, lease, sublease, license agreement, services agreement, loan agreement, mortgage, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, stockholders agreement, buy-sell agreement, option, warrant, debenture, subscription, call or put.

2.10                        “Conversion Shares” means any shares of Common Stock issuable, at the option of the Company pursuant to the LLC Agreement, upon redemption of the LLC Units.

2.11                        “DRS” means the Direct Registration System maintained by the transfer agent for the Common Stock.

2.12                        “Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, tax, covenant, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever.

2.13                        “European Sale Agreement” means the Share Purchase Agreement by and between the Company and C&Co Europe Acquisition LLC, dated August 19, 2014, as amended.

2.14                        “European Sale Agreement Termination Fee” means the six hundred thousand dollars ($600,000) payable to the Company by Daniel G. Cohen upon the termination of the European Sale Agreement pursuant to Section 4 of the Second Extension in respect of a portion of the legal and financial advisory fees and expenses incurred by the Company and the Special Committee (as defined in the European Sale Agreement) (including fees paid by the Company to members of the Special Committee) in connection with the transactions contemplated by the European Sale Agreement since April 1, 2014.

2.16                        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.17                        “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

2.18                        “Governmental Authority” means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

2.19                        “Judgment” means any order, ruling, writ, injunction, fine, citation, award, decree, or any other judgment of any nature whatsoever of any Governmental Authority.

2.20                        “Knowledge of the Company” or words to that effect means the actual knowledge of any of the following Persons:  Lester Brafman, Joseph W. Pooler, Jr., Rachael Fink and Douglas Listman; provided, that for purposes of this definition such Persons shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such Person in performing his or her duties in accordance with the Company’s or any relevant Subsidiary’s ordinary management practices.

2.21                        “Law” means any provision of any law, statute, ordinance, code, constitution, charter, treaty, rule or regulation of any Governmental Authority.

2.22                        “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 16, 2009 by and among the Company and the Members (as defined therein) that are signatories thereto, as amended.

2.23                        “LLC Units” means units of membership interest in the Company, which units, other than those held by the Parent, are redeemable for shares of Common Stock or cash at the option of the Company pursuant to the LLC Agreement.

2.24                        “Material Adverse Effect” means any circumstance, event, change, development, effect or occurrence that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the Company’s financial position, results of operations, business, condition (financial or otherwise) or Assets of the Company and its Subsidiaries, taken as a whole or (ii) would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummations of the transactions contemplated herein; provided, however, that in the case of clause (i) only, any circumstance, event, change, development, effect or occurrence that results from any of the following shall be disregarded in determining whether there has been or would be a “Material Adverse Effect” on the Company (except to the extent that such circumstance, event, change, development, effect or occurrence has a disproportionate adverse effect on the Company and the Subsidiaries relative to other companies engaged in a similar business as the Company): (A) changes, after the Effective Date, in GAAP; (B) changes, after the Effective Date, in Laws or interpretations thereof applicable to the Company or the Subsidiaries by any Governmental Authority; (C) general changes in the national or world economy or securities markets generally; (D) changes in the price or trading volume of the Common Stock on the Trading Market (but not the underlying causes of such changes); or (E) the outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith or any national or international calamity, disaster or emergency or escalation thereof.

2.25                        “Northland” means Northland Capital Markets, the independent financial advisor to the Special Committee.

2.26                        “Obligation” means any debt, liability or obligation of any nature whatsoever, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or obligations under executory Contracts.

2.27                        “Permit” means any license, permit, approval, waiver, order or authorization granted, issued or approved by any Governmental Authority.

2.28                        “Person” means any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, Governmental Authority, or any other entity of any nature whatsoever.

2.29                        “Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, by and between the Company and Buyer in favor of Buyer.

2.30                        “Principal” of any Person means, at the time of determination, each principal, partner or member of such Person, any spouse or child of each principal, partner or member, and any trust for the benefit of each principal, partner or member or each such principal’s, partner’s or member’s spouse or lineal descendants.

2.31                        “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, study, arbitration, administrative hearing, or any other proceeding of any nature whatsoever.

2.32                        “Securities” means, collectively, the Note, the LLC Units, and the Conversion Shares.

2.33                        “Second Extension” means the letter from the Company to C&Co Europe Acquisition LLC, dated June 30, 2015, amending the European Sale Agreement.

2.34                        “Significant Subsidiary” means each of the significant subsidiaries (as such term is defined in Rule 1-02(w) of Regulation S-X) of the Company, as set forth in the Parent’s SEC

Documents.  Notwithstanding the foregoing, Cohen Legacy, LLC shall not be considered a “Significant Subsidiary” for purposes of this Agreement.

2.35                        “Special Committee” means the special committee of independent directors of the Board of Directors formed in connection with the transactions contemplated by this Agreement and the Transaction Documents.

2.36                        “Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.  Notwithstanding the foregoing, Cohen Legacy, LLC shall not be considered a “Subsidiary” for purposes of this Agreement.

2.37                        “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

2.38                        “Transaction Documents” means any documents or instruments to be executed by the Company and Buyer in connection with this Agreement, including, without limitation, the Note and the Pledge Agreement, in each case, with all modifications, amendments, extensions, future advances, renewals, and substitutions thereof and thereto.

In addition, the following terms shall have the respective meanings ascribed to them in the corresponding Sections:

Term	Section
2017 Annual Meeting of Stockholders	Section 7.5
Agreement	Preamble
Buyer	Preamble
Buyer Indemnified Parties	Section 8.1
Certificate of Formation	Section 5.1
Closing	Section 3.2
Company	Preamble
Company Indemnified Parties	Section 8.2
Effective Date	Preamble
Investment Company Act	Section 5.14
Note	Recitals
Note Purchase Price	Recitals
Parent	Preamble
Parent Proxy Statement	Section 7.5
SEC	Recitals
SEC Documents	Section 6.2
SEC Reports	Article V
Securities Act	Recitals

Term	Section
Share Reserve	Section 7.3
Stockholder Proposal	Section 7.5

ARTICLE III
PURCHASE AND SALE OF SECURITIES

3.1                               Purchase and Sale of Securities.  Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, on the Effective Date, (i) the Company agrees to sell and to issue to Buyer the Note in the initial aggregate principal amount of Fifteen Million Dollars ($15,000,000), and (ii) Buyer agrees to pay to the Company the Note Purchase Price in exchange for the Note.

3.2                               Closing.  The closing (the “Closing”) of the transactions contemplated hereby will occur at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania, commencing at 9:00 a.m. local time on the Effective Date or at such other location and on such other date as the parties mutually determine.

3.3                               Closing Deliverables of Buyer.  At the Closing, Buyer shall deliver to the Company:

(a)                                 the Note Purchase Price by wire transfer of immediately available U.S. funds to such account(s) as shall be designated by the Company to Buyer; and

(b)                                 duly executed copies of this Agreement and each of the Transaction Documents to which Buyer is a party and any other certificate, instrument or document contemplated hereby or thereby.

3.4                               Closing Deliverables of the Company.  At the Closing, the Company shall deliver to Buyer duly executed copies of this Agreement, the Note and each of the other Transaction Documents to which the Company is a party or any other certificate, instrument or document contemplated hereby or thereby.

3.5                               Transaction Fee.

(a)                                 In connection with the issuance of the Note, the Company hereby agrees to pay to Buyer a transaction fee in the aggregate amount of six hundred thousand dollars ($600,000) (the “Transaction Fee”).

(b)                                 Daniel G. Cohen’s obligation to pay the European Sale Agreement Termination Fee is hereby deemed to be offset in full by the Company’s obligation to pay the Transaction Fee and, as a result, the Company shall have no further obligations whatsoever to Buyer with respect to the Transaction Fee.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company that:

4.1                               Organization; Authority.  Buyer is duly organized, validly existing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and by each of the Transaction Documents to which Buyer is a party and otherwise to carry out its obligations hereunder and thereunder or is otherwise a natural person.  The execution, delivery and performance by Buyer of this Agreement and of each of the Transaction Documents to which Buyer is a party have been duly authorized by all necessary action on the part of Buyer.  Each of this Agreement and the Transaction Documents to which Buyer is a party has been (or upon delivery will have been) duly executed by Buyer, and, when delivered by Buyer in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

4.2                               No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract, indenture or instrument to which Buyer is a party, or (iii) result in a violation of any Law, rule, regulation, order, judgment or decree (including federal and state securities Laws) applicable to Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

4.3                               Investment Purpose.  Buyer understands that the Securities are not, and when issued (as applicable) will not be, registered under the Securities Act or any applicable state securities Laws, subject to Section 7.6. Buyer is acquiring, and when issued (as applicable) will acquire, the Securities as principal for its own account for investment only and not with a view to or for the purpose of distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities Laws.  Buyer does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities to or through any person or entity; Buyer is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

4.4                               Accredited Buyer Status; Experience of Buyer.  Buyer was at the time Buyer was offered to purchase the Note, and on each date on which Buyer acquires (as applicable) any Securities it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.  Buyer, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Buyer acknowledges that it can bear the economic risk and complete loss of its investment in the Securities.

4.5                               Reliance on Exemptions.  Buyer understands that the Securities are being and will be (as applicable) offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Securities.

4.6                               Information.  Buyer and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and information such Buyer deemed material to making an informed investment decision regarding its purchase of the Note, which have been requested by Buyer. Buyer and its advisors have been afforded with the opportunity to ask questions of the Company and its management.  Buyer has sought such accounting, legal, tax and other professional advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Note.

4.7                               Restrictions on Transferability.  Buyer understands that because the Securities have not have been registered under the Securities Act, Buyer cannot dispose of any or all of the Securities unless such Securities are subsequently registered under the Securities Act or exemptions from registration are available.  Buyer acknowledges and understands that, other than as provided for in Section 7.6, it has no registration rights.  By reason of these restrictions, Buyer understands that it may be required to hold the Securities for an indefinite period of time.  Buyer understands that each certificate or other instrument representing the Securities will bear appropriate legends reflecting the foregoing as well as applicable state “blue sky” legends.  In addition, appropriate transfer restrictions will be affixed to any notation in the DRS for any Conversion Shares.

4.8                               Brokers and Finders.  Buyer has not employed any Person, or incurred any liability, for any financial advisory, brokerage or finder’s fee or commission, and no broker or finder has acted directly or indirectly for Buyer, in connection with the transactions contemplated by this Agreement and the Transactions Documents.

4.9                               Independent Investment Decision.  Buyer has evaluated, independently of the Company, the merits of its decision to purchase the Note pursuant to this Agreement and the Transaction Documents.  Buyer understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to Buyer in connection with the purchase of the Note constitutes legal, tax or investment advice.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth and disclosed in the disclosure schedule attached to this Agreement and made a part hereof or as disclosed or incorporated by reference in the Parent’s reports and forms filed with or furnished to the SEC under Sections 13, 14 or 15(d) of the Exchange Act, after December 31, 2015 (other than any forward-looking disclosures set forth in any risk factor section or forward-looking statement disclaimer and any other disclosure that is similarly nonspecific and predictive or forward-looking in nature) (all such reports, the “SEC Reports”), the Company hereby makes the following representations and warranties to Buyer:

5.1                               Organization and Qualification.  The Company is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own or lease and use its properties and Assets and to carry on its business as currently conducted and as currently proposed to be conducted.  The Company is not in violation of any of the provisions of the Certificate of Formation, as amended and as in effect on the Effective Date (the “Certificate of Formation”) or the LLC Agreement.  The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no Proceeding has been instituted, is pending, or, to the Knowledge of the Company, is threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

5.2                               Authorization; Enforcement; Validity.  The Company has the requisite limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and of each of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the issuance, sale and delivery of the Note and the reservation for issuance and the subsequent issuance of the LLC Units upon exercise of the Note) have been duly authorized by all necessary limited liability company action on the part of the Company in connection herewith and therewith.  Each of this Agreement and the Transaction Documents to which the Company is a party has been (or upon delivery will have been) duly and validly executed by the Company and is, or when delivered in accordance with the terms hereof will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

5.3                               Capitalization.  The Company has 17,504,493 issued and outstanding LLC Units.  All outstanding LLC Units have been duly authorized, validly issued and are fully paid and nonassessable.  No LLC Units are subject to preemptive rights or any other similar rights.  Except as contemplated hereby and as set forth on Schedule 5.3 hereto, as of the Effective Date:

(i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any LLC Units, or Contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional LLC Units, or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any LLC Units; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other Contracts or instruments evidencing indebtedness of the Company, or by which the Company is or may become bound; (iii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act; (iv) there are no financing statements securing any obligations of the Company; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the Company’s consummation of the transactions described herein or therein; and (vi) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no Contracts by which the Company is or may become bound to redeem a security of the Company.

5.4                               Subsidiaries.  Except as set forth on Schedule 5.4 hereto, the Company has no other Subsidiaries and all shares of the outstanding capital stock or other equity interest of each Subsidiary are owned directly or indirectly by the Company.  All of such capital stock or other equity interest of so owned by the Company are duly authorized, validly issued and are fully paid and nonassessable, and are owned by it free and clear of any Encumbrance with respect thereto.  Each Significant Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite power and authority to own or lease and use its properties and Assets and to carry on its business as currently conducted and as currently proposed to be conducted, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company.

5.5                               No Conflicts; Consents and Approvals.  The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance, sale and delivery of any of the Securities, and compliance by the Company with any provisions of the Transaction Documents will not: (i) constitute or result in a violation of or conflict with the Certificate of Formation, the LLC Agreement, or any other organizational or governing documents of Company or any Subsidiary; (ii) constitute or result in a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any Contract, indenture or instrument to which Company or any Subsidiary is a party or by which it may be bound, or to which the Company or any Subsidiary or any of their Assets or properties may be bound (other than immaterial contracts relating to back office operations, systems and facilities or similar matters); (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any Judgment; (iv) assuming that, in connection with the transactions contemplated hereby, the parties hereto timely make or cause the appropriate parties to make all of the filings required by applicable state securities Laws, constitute a violation of, or conflict with, any Law, rule, regulation, order, judgment or decree (including federal and state securities Laws); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other

Encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, the Company or any Subsidiary or any of the their Assets or properties; except, in the case of clause (v), for such violations, defaults, breaches, conflicts, losses, modifications or impositions that have not had and would not reasonably be expected to have a Material Adverse Effect.  The Company is not in default or breach (and no event has occurred which with notice or lapse of time or both could put the Company in default or breach) under, and the Company has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any material Contract to which the Company is a party or by which any property or Assets of the Company are bound or affected.

5.6                               Issuance of Securities.  The Note to be issued pursuant to this Agreement has been duly authorized by all necessary limited liability company action of the Company and, upon issuance in accordance with the terms hereof, the Note, the LLC Units and the Conversion Shares, as applicable, shall be duly and validly issued, fully paid and non-assessable, and free from all Encumbrances with respect to the issue thereof, and, assuming the accuracy of the representations and warranties of Buyer set forth in Article IV above, will be issued in compliance with all applicable United States federal and state securities Laws.

5.7                               Absence of Certain Changes.  Except as otherwise disclosed to Buyer in writing on or prior to the date hereof, since January 1, 2017, there has been no event or circumstance of any nature whatsoever that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

5.8                               Absence of Litigation.  Except as otherwise disclosed to Buyer in writing on or prior to the date hereof or as would not reasonably be expected to have a Material Adverse Effect, (i) there is no Proceeding before or by any Governmental Authority or any other Person, pending, or to the Knowledge of the Company, threatened or contemplated by, against or affecting the Company or any Subsidiary or their Assets; and (ii) there are no outstanding Judgments against or affecting the Company, any Subsidiary or their Assets.

5.9                               Title to Assets.  Except as set forth on Schedule 5.9 hereto, the Company or a Significant Subsidiary has good and marketable title to, or a valid leasehold interest in, all of its Assets which are material to the business and operations of the Company and the Subsidiaries as presently conducted, free and clear of all Encumbrances or restrictions on the transfer or use of same.  Except as would not have a Material Adverse Effect, the Company’s Assets are in good operating condition and repair, ordinary wear and tear excepted.

5.10                        Compliance with Laws.  The Company and the Subsidiaries (i) are in material compliance with all applicable Laws and Judgments; (ii) to the Knowledge of the Company, have all material Permits and such Permits are in full force and effect and no material suspension or cancellation of any of them is threatened; and (iii) to the Knowledge of the Company, are not under investigation with respect to, and have not been threatened to be charged with or given notice of, any material violation of all applicable Laws and Judgments.

5.11                        No Directed Selling Efforts or General Solicitation.  Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has conducted any “general solicitation” or “general advertising” (as those terms are used in Regulation D promulgated under the Securities Act) in connection with the offer or sale of any of the Securities.

5.12                        Acknowledgment Regarding Buyer’s’ Purchase of the Securities.  The Company acknowledges and agrees that Buyer is acting solely in the capacity of an “arm’s length” purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by Buyer or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to Buyer’s purchase of the Note.  The Company further represents to Buyer that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

5.13                        Brokerage Fees.  There is no Person acting on behalf of the Company as placement agent in connection with the transactions contemplated hereby, and, other than in connection with the Special Committee’s retention of Northland, there is no Person acting on behalf of the Company who is entitled to or has any claim for any financial advisory, brokerage or finder’s fee or commission in connection with the execution of this Agreement or the transactions contemplated hereby.

5.14                        Investment Company.  The Company is not an “investment company” as defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Company does not sponsor any person that is such an investment company. Buyer acknowledges and agrees that the Company makes no representations or warranties whatsoever, express or implied, except for those specifically set forth in this Article V, in any certificate delivered hereto or in any other Transaction Document.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth and disclosed in the disclosure schedule attached to this Agreement and made a part hereof or as disclosed or incorporated by reference in the SEC Reports, the Parent represents and warrants to Buyer that:

6.1                               Capitalization.  The authorized capital stock of the Parent consists of: (a) 100,000,000 shares of Common Stock, of which 12,699,769 shares of Common Stock are issued and outstanding as of the Effective Date; (b) 10,000,000 shares of Preferred Stock, par value $0.001 per share, all of which are designated as Series C Junior Participating Preferred Stock, none of which are issued or outstanding as of the Effective Date; and (c) 50,000,000 shares of Preferred Stock, par value $0.001 per share, of which 4,983,557 shares are designated as Series E Voting Non-Convertible Preferred Stock, all of which are issued and outstanding as of the Effective Date.  All outstanding shares of Common Stock and Series E Voting Non-Convertible Preferred Stock have been duly authorized, validly issued and are fully paid and nonassessable.  The Common Stock is currently quoted on the NYSE MKT under the trading symbol “IFMI,” and the Parent has maintained all requirements on its part for the continuation of such quotation.  No shares of Common Stock are subject to preemptive rights or any other similar rights.  Except as contemplated hereby and as set forth on Schedule 6.1 hereto, as of the Effective Date: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Parent, or Contracts, commitments, understandings or arrangements by which the Parent is or may become bound to issue additional shares of capital stock of the Parent, or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Parent; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other Contracts or instruments evidencing indebtedness of the Parent, or by which the Parent is or may become bound; (iii) there are no agreements or arrangements under which the Parent is obligated to register the sale of any of its securities under the Securities Act, except as provided for in Section 7.6; (iv) there are no financing statements securing any obligations of the Parent; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vi) there are no outstanding securities or instruments of the Parent which contain any redemption or similar provisions, and there are no Contracts by which the Parent is or may become bound to redeem a security of the Parent.

6.2                               Listing and Maintenance Requirements; SEC Documents.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Parent has taken no action designed to, or that is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has the Parent received any notification that the SEC is contemplating terminating such registration. The Parent has filed all reports, schedules, forms, statements and other documents, together with any amendments thereto, required to be filed by it with the SEC under the Exchange Act (all of the foregoing filed within the two (2) years preceding the Effective Date and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”).  The Parent is current with its filing obligations under the Exchange Act and there are no outstanding comments from the SEC with respect to any report, schedule, form, statement and other document required to be filed by it with the SEC under the Exchange Act.  True and complete copies of the SEC Documents are available on the SEC’s website (www.sec.gov) at no charge.  As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and none of the SEC Documents, at the time they were filed with or furnished to the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.3                               Absence of Litigation; No Undisclosed Liabilities.  Except as otherwise disclosed to Buyer in writing on or prior to the date hereof or as would not reasonably be expected to have a Material Adverse Effect, (i) there is no Proceeding before or by any Governmental Authority or any other Person, pending, or to the knowledge of the Parent, threatened or contemplated by, against or affecting the Parent or its Assets; and (ii) there are no outstanding Judgments against or affecting the Parent or its Assets.  There are no obligations that are not appropriately reflected or reserved against in the consolidated financial statements of the Parent (which are available on the SEC’s website) to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen since December 31, 2015 in the ordinary course of business consistent with past practice and (ii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

6.4                               Compliance with Laws.  The Parent (i) is in material compliance with all applicable Laws and Judgments; (ii) to the knowledge of the Parent, have all material Permits and such Permits are in full force and effect and no material suspension or cancellation of any of them is threatened; and (iii) to the Knowledge of the Company, is not under investigation with respect to, and has not been threatened to be charged with or given notice of, any material violation of all applicable Laws and Judgments.

6.5                               No Conflicts; Consents and Approvals.  The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance, sale and delivery of any of the Securities, and compliance by the Parent with any provisions of the Transaction Documents will not: (i) constitute or result in a violation of or conflict with the Second Articles of Amendment and Restatement of the Parent, as amended, the By-laws of the Parent, as amended, or any other organizational or governing documents of the Parent; (ii) constitute or result in a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any Contract, indenture or instrument to which Parent is a party or by which it may be bound, or any of its Assets or properties may be bound (other than immaterial contracts relating to back office operations, systems and facilities or similar matters); (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any Judgment; (iv) assuming that, in connection with the transactions contemplated hereby, the parties hereto timely make or cause the appropriate parties to make all of the filings required by applicable state securities Laws, constitute a violation of, or conflict with, any Law, rule, regulation, order, judgment or decree (including federal and state securities Laws); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, the Parent or any of the its Assets or properties; except, in the case of clause (v), for such violations, defaults, breaches, conflicts, losses, modifications or impositions that have not had and would not reasonably be expected to have a Material Adverse Effect.  The Parent is not in default or breach (and no event has occurred which with notice or lapse of time or both could put the Parent in default or breach) under, and the Parent has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any material Contract to which the Parent is a party or by which any property or Assets of the Parent are bound or affected.

6.6                               Authorization; Enforcement; Validity.  The Parent has the requisite corporate power and authority to enter into and to consummate the transactions binding upon it contemplated by this Agreement and by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution, delivery and performance by the Parent of this Agreement and of each of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the covenants binding upon it in Article VII hereof) have been duly authorized by all corporate action on the part of the Parent in connection herewith and therewith.

Each of this Agreement and the Transaction Documents to which the Parent is a party has been (or upon delivery will have been) duly and validly executed by the Parent and is, or when delivered in accordance with the terms hereof will constitute, the legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

ARTICLE VII
COVENANTS

7.1                               Use of Proceeds.  The proceeds from the purchase and sale of the Securities shall be used by the Company and its Subsidiaries for general corporate purposes.

7.2                               Intentionally omitted.

7.3                               Reservation of Shares.  The Parent shall, at all times, have authorized and reserved for the purpose of issuance, such number of shares of Common Stock for the issuance of all of the Conversion Shares (collectively, the “Share Reserve”).  If at any time the Share Reserve is insufficient, then the Parent shall, as soon as reasonably practicable, take all required measures to implement an increase of the Share Reserve accordingly.

7.4                               NYSE MKT Listing Application.  Prior to the issuance of any Conversion Shares, the Parent shall prepare and file with the NYSE MKT an Additional Listing Application relating to all of the Conversion Shares.

7.5                               Stockholder Meeting and Parent Proxy Statement. At the 2017 annual meeting of the Parent’s stockholders (the “2017 Annual Meeting of Stockholders”), Parent shall cause its stockholders to vote on, among other things, proposals (collectively, the “Stockholder Proposal”) regarding the issuance of the Conversion Shares for purposes of Section 713 of the NYSE MKT’s Company Guide, as applicable.  The Board of Directors shall recommend to the Parent’s stockholders that such stockholders approve the Stockholder Proposal, and shall not modify or withdraw such resolution.  In connection with the 2017 Annual Meeting of Stockholders, Parent shall promptly prepare and file with the SEC a Definitive Proxy Statement on Schedule 14A pursuant to Section 14(a) of the Exchange Act (the “Parent Proxy Statement”), use its reasonable best efforts to solicit proxies for such stockholder approval and to respond to any comments of the SEC or its staff and mail a definitive proxy statement related the 2017 Annual Meeting of Stockholders to the Parent’s stockholders promptly after clearance by the SEC.  The Parent shall notify Buyer promptly of the receipt by Parent of any comments from the SEC or its staff with respect to the Parent Proxy Statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and shall supply Buyer with copies of all correspondence between the Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement.  If at any time prior to the 2017 Annual Meeting of Stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Parent Proxy Statement, the Parent shall promptly prepare and mail to its stockholders such an amendment or supplement.  The Parent shall promptly correct any information provided by it or on its behalf for use in the Parent Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Parent shall promptly prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable Laws.  The Parent shall consult with Buyer prior to Parent mailing the Parent Proxy Statement, or any amendment or supplement thereto, and provide Buyer with reasonable opportunity to comment thereon.  The Board of Directors’ recommendation described in this Section 7.5 shall be included in the Parent Proxy Statement.

7.6                               Registration Rights.  Upon issuance of any Conversion Shares by the Parent to Buyer, the Parent and Buyer shall execute a Registration Rights Agreement in a form reasonably satisfactory to Buyer and the Parent pursuant to which the Parent shall grant to such Buyer the rights to cause the Parent to register such Conversion Shares for resale under the Securities Act and under applicable state securities Laws.

7.7                               Efforts.  Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the transactions contemplated hereby and under the other Transaction Documents and to cooperate with the other parties in connection with the foregoing. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to (i) obtain any required approvals or consents as promptly as practicable, (ii) to lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, and (iii) to effect all necessary registrations and filings, if any.

7.8                               Amendment to LLC Agreement.  Parent hereby agrees to execute an amendment to the LLC Agreement, substantially in the form attached hereto as Exhibit B, at such time in the future as all of the other members of the Company execute such amendment.

ARTICLE VIII
INDEMNIFICATION

8.1                               Company’s Obligation to Indemnify.  The Company hereby agrees to defend, indemnify and hold harmless Buyer and Buyer’s Affiliates and subsidiaries, and its respective directors, officers, partners, employees, agents and representatives, and any Person who controls Buyer, and the successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”), to the fullest extent lawful, from and against any and all Claims made, brought or asserted against the Buyer Indemnified Parties, or any one of them, and the Company hereby agrees to pay or reimburse the Buyer Indemnified Parties for any and all amounts arising out of Claims payable by any of the Buyer Indemnified Parties to any Person, as well as reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and other similar costs, as a result of, or arising out of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by the Company or the Parent in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; or (ii) any breach of any covenant, agreement or Obligation of the Company or the Parent contained in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Claims covered hereby, which is permissible under applicable Law.  The Company will not be liable to Buyer under this indemnity: (x) for any settlement by Buyer in connection with any Claim effected without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or (y) to the extent that a Claim is attributable to Buyer’s breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby.  Notwithstanding anything to the contrary contained in this Section 8.1 or anywhere else in this Agreement or in the Transaction Documents, the aggregate amount of indemnification which may be sought, claimed and/or recovered by the Buyer Indemnified Parties (collectively) from the Company pursuant to this Section 8.1 relating to a breach of a representation or warranty by the Company (other than a breach of the Company Fundamental Representations), excluding the representation and warranty of the Company set forth in clause (ii) of Section 5.5) shall not, under any circumstances, exceed Fifteen Million Dollars ($15,000,000).

8.2                               Buyer’s Obligation to Indemnify.  Buyer agrees to defend, indemnify and hold harmless the Company, the Parent and each of their respective Affiliates and Subsidiaries, and their respective directors, officers, partners, employees, agents and representatives, and the successors and assigns of each of the foregoing (collectively, the “Company Indemnified Parties”), to the fullest extent lawful, from and against any and all Claims made, brought or asserted against the Company Indemnified Parties, or any one of them, and Buyer hereby agrees to pay or reimburse the Company Indemnified Parties for any and all amounts arising out of Claims payable by any of the Company Indemnified Parties to any Person, as well as reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and other similar costs, as a result of, or arising out of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; or (ii) any breach of any covenant, agreement or Obligation of Buyer contained in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby.  To the extent that the foregoing undertaking by Buyer may be unenforceable for any reason, Buyer shall make the maximum contribution to the payment and satisfaction of each of the Claims covered hereby, which is permissible under applicable Law. Buyer will not be liable to the Company under this indemnity: (x) for any settlement by the Company in connection with any Claim effected without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or (y) to the extent that a Claim is attributable to the Company’s breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby.  Notwithstanding anything to the contrary contained in this Section 8.2 or anywhere else in this Agreement or in the Transaction Documents, the aggregate amount of indemnification which may be sought, claimed and/or recovered by the Company Indemnified Parties (collectively) from Buyer pursuant to this Section 8.2 relating to a breach of representation or warranty made by Buyer (other than a breach of Buyer’s Fundamental Representations) shall not, under any circumstances, exceed Five Hundred Thousand Dollars ($500,000).

8.3                               Exclusive Remedy.  This Article VIII will be the exclusive remedy of the parties following the Closing for any losses arising out of any misrepresentation or breach of the representations, warranties, covenants, agreements or Obligations of the parties contained in this Agreement, except for claims of, or causes of action arising from, fraud or intentional misrepresentation.

8.4                               Other Matters Regarding Indemnification.

(a)                                 Notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of such transactions.

(b)                                 The Company and Buyer shall take commercially reasonable efforts, consistent with good commercial practice, to mitigate the losses for which any indemnification claim may be made by it against the other pursuant to this Agreement after becoming aware that such claim could reasonably be expected to give rise to any such losses.

ARTICLE IX
MISCELLANEOUS

9.1                               Anti-Sandbag Provision.  Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that no representation or warranty of the Company in this Agreement shall be deemed to be untrue or incorrect, and the Company shall be deemed not to be in breach thereof, if Buyer or Daniel G. Cohen had knowledge on the Effective Date that any such representation or warranty was untrue or incorrect.

9.2                               Interpretation.  In this Agreement, unless the express context otherwise requires: (i) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references to the words “Article” or “Section” refer to the respective Articles and Sections of this Agreement, and references to “Exhibit” or “Schedule” refer to the respective Exhibits and Schedules annexed hereto; (iii) references to a “party” mean a party to this Agreement and include references to such party’s permitted successors and permitted assigns; (iv) references to a “third party” mean a Person not a party to this Agreement; (v) the terms “dollars” and “$” mean U.S. dollars; (vi) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

9.3                               Notices.  All notices of request, demand and other communications hereunder shall be addressed to the parties as follows:

If to the Company:	IFMI, LLC
Cira Centre
2929 Arch Street, 17th Floor
Philadelphia, Pennsylvania 19104

With a copy to:	Duane Morris LLP
430 South 17th Street
Philadelphia, Pennsylvania 19103
Attn: Darrick M. Mix
Facsimile: (215) 239-4958
Email: dmix@duanemorris.com

If to Parent:	Institutional Financial Markets, Inc.
Cira Centre
2929 Arch Street, 17th Floor
Philadelphia, Pennsylvania 19104
Attn: Joseph W. Pooler, Jr.
Facsimile: (215) 701-8280
E-mail: jpooler@ifmi.com

and to:

Institutional Financial Markets, Inc.
1633 Broadway, 28th Floor
New York, New York 10019
Attn: Rachael Fink
Facsimile: (866) 543-2907
E-mail: rfink@ifmi.com

With a copy to:	Duane Morris LLP
430 South 17th Street
Philadelphia, Pennsylvania 19103
Attn: Darrick M. Mix
Facsimile: (215) 239-4958
Email: dmix@duanemorris.com

If to Buyer:	At the address on the books and records of the Company.

With a copy to:	Fellheimer & Eichen LLP
50 S. 16th Street
Philadelphia, PA 19102
Attn: Raphael Licht
Email: rlicht@fellheimer.net

unless the address is changed by the party by like notice given to the other parties.  Notice shall be in writing and shall be deemed delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address above, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express (FedEx), the United Parcel Service (UPS), or another nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., New York City time, on a business day.  Any notice hand delivered after 5:00 p.m. New York City time, shall be deemed delivered on the following business day.  Notwithstanding the foregoing, notices, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e-mail or some other form of written confirmation from the receiving party) that the notice has been received by the other party.

9.4                               Entire Agreement.  This Agreement and (i) the Exhibits and Schedules attached hereto, and (ii) the documents delivered pursuant hereto, including the Transaction Documents, collectively, set forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written.

9.5                               Assignment.  No party hereto may sell or assign this Agreement or any of the Transaction Documents, or any portion thereof or any rights thereunder, either voluntarily or by operation of law, nor delegate any of their respective duties or obligations hereunder or thereunder, without the prior written consent of all of the other parties to this Agreement.

9.6                               Binding Effect.  This Agreement shall be binding upon the parties hereto, their respective successors and permitted assigns.

9.7                               Amendment.  The parties hereby irrevocably agree that no attempted amendment, modification, or change of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such amendment, modification or change.

9.8                               No Waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision of this Agreement shall be effective, unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

9.9                               Gender and Use of Singular and Plural.  All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

9.10                        Execution.  This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement, and the same shall become effective when counterparts have been signed by each party and each party has delivered its signed counterpart to the other party.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

9.11                        Headings.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

9.12                        Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws that would result in the application of the laws of another jurisdiction.  The parties further agree that any action between them shall be heard in New York City, New York, and expressly consent to the jurisdiction and venue of the state and federal courts sitting in New York City, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

9.13                        Further Assurances.  The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement and the other Transaction Documents.

9.14                        Survival.  The covenants and agreements made by the Company and Buyer herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.  The representations and warranties made by the Company and Buyer herein shall survive for a period of eighteen (18) months following the Effective Date, provided, however, that the Company Fundamental Representations and Buyer’s Fundamental Representations shall survive for a period of three (3) years following the Effective Date.

9.15                        Time is of the Essence.  The parties hereby agree that time is of the essence with respect to performance of each of the parties’ obligations under this Agreement.  The parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next business day thereafter occurring.

9.16                        Joint Preparation.  The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

9.17                        Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, then the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

9.18                        No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that the provisions of Article VIII are intended for the benefit of the Persons referred to in that Article.

9.19                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH BUYER AND THE COMPANY ARE ADVERSE PARTIES.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR BUYER TO PURCHASE THE NOTE.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed as of the date and year first set forth above.

COMPANY:

IFMI LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

PARENT:

INSTITUTIONAL FINANCIAL MARKETS, INC., solely for purposes of Article VI and Sections 7.3, 7.4, 7.5, and 7.6

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

BUYER:

DGC FAMILY FINTECH TRUST

By:	/s/ Jeffrey D. Blomstrom
Name:	Jeffrey D. Blomstrom
Title:	Trustee

By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Trustee

[Signature page to Securities Purchase Agreement]

Exhibit A

NEITHER THIS NOTE NOR THE LLC UNITS ISSUABLE UPON THE CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION.  THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.  BY ACQUIRING THIS NOTE, THE HOLDER REPRESENTS THAT THE HOLDER WILL NOT SELL OR OTHERWISE DISPOSE OF THIS NOTE OR THE LLC UNITS ISSUABLE UPON CONVERSION HEREOF WITHOUT REGISTRATION OR EXEMPTION THEREFROM.

CONVERTIBLE SENIOR SECURED PROMISSORY NOTE

$15,000,000	March 10, 2017

For value received, IFMI, LLC, a Delaware limited liability company (together with its successors and assigns, the “Company”), promises to pay to DGC Family Fintech Trust (the “Holder”), the principal amount of $15,000,000, together with all accrued and unpaid interest thereon (the “Outstanding Amount”).  This convertible senior secured promissory note (this “Note”) has been issued pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof by and between the Company and the Holder, and, for purposes of Article VI and Sections 7.3, 7.4, 7.5 and 7.6 thereof, Institutional Financial Markets, Inc. (the “Parent”).  This Note is subject to the following terms and conditions:

1.                                      Note.

(a)                                 Maturity.  The Outstanding Amount shall be due and payable in full on March 10, 2022, provided that, upon 30 days’ prior written notice, the Company shall have the right, in its sole discretion, to extend the maturity date for an additional one-year period (as may be extended, the “Maturity Date”), unless this Note shall have been earlier converted in accordance with Section 2.

(b)                                 Interest.  Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to eight percent (8%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued thereon are paid (or converted, as provided in Section 2).  Interest shall be payable in cash quarterly on each January 1, April 1, July 1, and October 1 (each, an “Interest Payment Date”) until the Maturity Date, commencing on the first Interest Payment Date to occur after the Closing under the Purchase Agreement; provided, however, that if no Event of Default has occurred, in the event that dividends of less than Two Cents ($0.02) per share are paid on the Common Stock in the fiscal quarter prior to any Interest Payment Date, then the Company shall have the option, in its sole discretion, to pay one-half of the interest payable on such Interest Payment Date in cash, in which event the remaining one-half of the interest otherwise payable on such Interest Payment Date shall accrue and be added to the Outstanding Amount as of such Interest Payment Date; provided, further, that if the Company elects to only pay in cash one-half of interest payable on an Interest Payment Date, the Company will provide written notice to the Holder of such election at least ten (10) days prior to the relevant Interest Payment Date.  Such notice shall set forth the amount of interest in cash not paid, as well as the revised Outstanding Amount.  Upon the occurrence of any Event of Default and after any applicable cure period as described in Section 9 and for so long as such Event of Default continues, all principal, interest and other amounts payable under this Note shall bear interest at a rate equal to nine percent (9%) per annum (the “Default Rate”).

(c)                                  No Prepayment Without Consent.  This Note shall not be prepaid in whole or in part prior to the Maturity Date without the prior written consent of the Holder (which may be granted or withheld in its sole discretion).

(d)                                 Collateral.  The obligations under this Note prior to the Conversion in full of this Note shall be secured pursuant to that certain Pledge Agreement, dated the date hereof, by and between the Company and Holder.

2.                                      Conversion.  At any time following the date hereof (including, for the avoidance of doubt, at any time prior to 5:00 p.m. (ET) on the business day prior to the Maturity Date), the Holder shall have the right, in the Holder’s sole discretion, to convert all or any part of the Outstanding Amount of this Note (the “Conversion”), without the payment of any additional consideration therefor, into the number of fully paid and nonassessable LLC Units that is determined by dividing (i) the portion of the Outstanding Amount being converted by (ii) $1.45 (the “Conversion Price”).  The Conversion Price is subject to adjustment if the Company, at any time while this Note is outstanding:  (i) pays a dividend of LLC Units or otherwise makes a distribution or distributions on LLC Units or any other equity or equity equivalent securities payable in LLC Units (which, for avoidance of doubt, shall not include any LLC Units issued by the Company upon conversion of this Note), (ii) subdivides outstanding LLC Units into a larger number of units, (iii) combines (including by way of reverse split) outstanding LLC Units into a smaller number of units, (iv) issues by reclassification of LLC Units any LLC Units of the Company or (v) takes any similar action or any action designed to have a similar effect, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of LLC Units (excluding LLC Units held in treasury, if any) outstanding immediately before such event and of which the denominator shall be the number of LLC Units outstanding immediately after such event, and the number of LLC Units issuable upon Conversion shall be proportionately adjusted such that the aggregate Conversion Price of this Note shall remain unchanged.  Any adjustment made pursuant to this Section 2 shall become effective immediately after the record date for the determination of members entitled to participate in such event described in clauses (i) through (v) and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification or similar action.  Whenever the Conversion Price is adjusted pursuant to this Section 2, the Company shall promptly notify the Holder, in accordance with the Purchase Agreement, of the Conversion Price after such adjustment, any resulting adjustment to the number of LLC Units issuable upon Conversion and a brief statement of the facts requiring such adjustment.

3.                                      Mechanics and Effect of Conversion.

(a)                                 If the Holder wishes to exercise its right to effect a Conversion, the Holder shall provide the Company with a written notice of its election, and shall agree in writing to be bound by the Amended and Restated Limited Liability Company Agreement of the Company, dated

December 16, 2009, as amended, in accordance with Section 10.2 thereof to the extent the Holder is not so bound upon effecting such Conversion.

(b)                                 No fractional LLC Units will be issued upon conversion of this Note.  In lieu of any fractional LLC Unit to which the Holder would otherwise be entitled, the Company shall pay to the Holder in cash the unconverted amount that would otherwise be converted into such fractional LLC Unit.

(c)                                  In the event that all or any portion of this Note is converted pursuant to Section 2, promptly after such Conversion, the Holder shall surrender this Note, duly endorsed, to the Company and this Note shall thereupon be canceled.  At its expense, the Company shall as promptly as practicable (but in no event more than five (5) days after the Holder’s surrender of this Note) issue and deliver to the Holder (i) the number of LLC Units to which the Holder is entitled upon such Conversion, (ii) any accrued interest from the Interest Payment Date immediately prior to Conversion through the date of Conversion, (iii) if applicable, a check payable to the Holder for any cash amounts payable as described in Section 3(b), and (iv) in the case of a partial Conversion of this Note, a new promissory note (a “Replacement Note”), duly endorsed by the Parent and the Company, representing the unconverted portion of the Outstanding Amount, the terms and conditions of which Replacement Note shall be identical to this Note (except for the Outstanding Amount thereunder).

(d)                                 Upon issuance of LLC Units in respect of a Conversion of the entire Outstanding Amount or, in the case of a partial Conversion of this Note, upon issuance of LLC Units and a Replacement Note in respect of such partial Conversion, all rights with respect to this Note shall terminate, whether or not this Note has been surrendered for cancellation.  The Holder shall be treated for all purposes as the record holder of LLC Units issued upon Conversion.

(e)                                  Upon a Conversion of all or any portion of the Outstanding Amount and the issuance of LLC Units to the Holder, the Holder shall have the same rights of redemption, if any, held by the holders of LLC Units as set forth in the LLC Agreement; provided, however, that Holder shall have no such redemption rights with respect to any LLC Units issued in connection with this Note if the Board of Directors of Parent, after consultation with legal counsel, determines in good faith and in its sole discretion that satisfaction of such redemption by Parent with shares of its Common Stock would (i) jeopardize or endanger the availability to Parent of its net operating loss and net capital loss carryforwards and certain other tax benefits under Section 382 of the Code or (ii) constitute a “Change of Control” under that certain Junior Subordinated Indenture, dated as of June 25, 2007, by and between Parent (formerly Alesco Financial Inc.) and Wells Fargo Bank, N.A., as trustee.

4.                                      Covenants of the Company.  The Company covenants to the Holder that, from the date hereof until all principal, interest and other amounts payable under this Note have been paid in full, the Company shall, except as otherwise agreed in writing by the Holder:

(a)                                 take such limited liability company action as may be necessary from time to time to cause the LLC Units to be issued upon Conversion of this Note pursuant to Section 2 to be duly authorized, validly issued, fully paid and non-assessable;

(b)                                 punctually pay the principal and interest payable on this Note, and any other amount due and payable under this Note in the manner specified in this Note;

(c)                                  give written notice promptly to the Holder of any condition or event that constitutes, or is reasonably expected to constitute, an Event of Default;

(d)                                 not avoid or seek to avoid the observance or performance of any of the terms of this Note through any reorganization, recapitalization, transfer of assets or other voluntary action; and

(e)                                  not create or incur any Encumbrance in or on its property or Assets, whether now owned or hereinafter acquired, or upon any income or revenues or rights therefrom, except:

(i)                                   Encumbrances existing on the date hereof and previously disclosed to the Holder;

(ii)                                Encumbrances for property taxes and assessments or other governmental charges or levies and liens that are not overdue for more than 90 days; or

(iii)                             Encumbrances of or resulting from any Judgment, the time for appeal or petition for rehearing of which shall not have expired or in respect of which the Company shall in good faith be prosecuting an appeal or other Proceeding for a review and in respect of which a stay of execution pending such appeal or Proceeding shall have been secured.

5.                                      Redemption of LLC Units.  Until the Parent’s stockholders approve the Stockholder Proposal, the Holder shall not be permitted to redeem any LLC Units received upon a Conversion of this Note if satisfaction of such redemption by Parent with shares of its Common Stock would result in the Parent issuing a number of shares of Common Stock that, when aggregated with any shares of Common Stock previously issued to the Holder in connection with a redemption of LLC Units received by the Holder upon any Conversion of this Note, equals or exceeds twenty percent (20%) of the outstanding Common Stock as of the date of this Note.  Notwithstanding the foregoing, upon written request by the Holder to redeem any LLC Units received upon a Conversion of this Note, Parent may elect, in its sole discretion, to redeem such LLC Units in cash.

6.                                      Voting Proxy.

(a)                                 If following any Conversion of this Note the Parent owns a number of LLC Units representing less than a majority of the votes entitled to be cast at any Meeting (as defined below), then for so long as the Parent owns a number of LLC Units representing less than a majority of the votes entitled to be cast at any Meeting, the Holder hereby grants to and appoints the Parent as the Holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Holder, to vote at any Meeting the number of LLC Units owned by the Holder as of the record date of such Meeting equal to the Additional Units (as defined below).  Such attorney-in-fact may evidence the taking of any action, giving of any consent or the voting of such Additional Units by the execution of any document or instrument for such purpose in the name of the Holder.  The Holder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and in consideration of, this Note. The Holder hereby further affirms that this proxy is coupled with an interest and may not be revoked unless otherwise terminated by the mutual consent of the Holder and the Parent. The Holder hereby ratifies and confirms all that the proxy and attorney-in-fact appointed pursuant to this Section 6 may lawfully do or cause to be done by virtue hereof.  Notwithstanding anything to the contrary herein, upon the earlier to occur of a Notice Default and an Automatic Default, the proxy shall, without further action by any party, be automatically revoked.

(b)                                 For purposes of this Section 6, the following terms have the meanings set forth below:

(i)                                     “Additional Units” means the number of LLC Units representing fifty percent (50%) of the votes entitled to be cast at any Meeting, plus one LLC Unit, minus the number of LLC Units owned by Parent as of the record date of such Meeting; and

(ii)                                  “Meeting” shall mean any meeting of the holders of LLC Units, or any adjournment thereof or any other circumstances upon which a vote, agreement, consent (including unanimous written consents) or other approval is sought from the holders of LLC Units.

7.                                      Transfer Restrictions.  Upon a Conversion of all or any portion of the Outstanding Amount and the issuance of LLC Units, no such LLC Units may be sold, assigned or otherwise transferred by the holder thereof to any other party unless the transferee of such LLC Units agrees in writing in a form acceptable to the Company in its reasonable discretion to be bound by the provisions of this Section 7 and the provisions of Sections 3(e), 5 and 6 of this Note.

8.                                      Form of Payment.  Except as otherwise set forth herein, all payments due hereunder shall be made in lawful money of the United States of America to such account or at such place as may be designated in writing by the Holder from time to time.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

9.                                      Priorities.             The indebtedness evidenced by this Note and the payment of all principal, interest and any other amounts payable hereunder is a senior obligation of the Company and shall be Senior (as hereinafter defined) to, and have priority in right of payment over, all Indebtedness (as hereinafter defined) of the Company incurred following the date hereof and any subordinated or junior subordinated Indebtedness outstanding as of the date hereof.  “Senior” means that, in the event of any default in the payment of the obligations represented by this Note or of any liquidation, insolvency, bankruptcy, reorganization or similar proceedings relating to the Company, all amounts payable under this Note shall first be paid in full before any payment is made upon any other Indebtedness hereinafter incurred (including any Indebtedness guaranteed by the Company) or any subordinated or junior subordinated Indebtedness outstanding as of the date hereof, and, in any such event, any payment or distribution of any character which shall be made in respect of any other Indebtedness of Company shall be paid to the Holder for application to the payment hereof, unless and until the obligations under this Note shall have been paid and satisfied in full.  “Indebtedness” means, with respect to a specified

Person:  (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than current accounts payable and accrued expenses incurred in the ordinary course of business irrespective of when paid); (c) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, credit agreements or other similar instruments; (d) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreements with respect to property used and/or acquired by such Person; (e) all capitalized lease obligations of such Person; (f) all aggregate mark-to-market exposure of such Person under hedging agreements; (g) all obligations in respect of letters of credit (whether drawn or supporting obligations that constitute Indebtedness) and bankers’ acceptances; (h) all obligations referred to in clauses (a) through (g) of this definition of another Person guaranteed by the specified Person or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) an Encumbrance upon property owned by the specified Person, whether or not the specified Person has assumed or become liable for the payment of such Indebtedness.

9.                                      Events of Default.  An “Event of Default” shall be deemed to have occurred if:

(a)                                 subject to Section 1(b), the Company shall fail to pay as and when due (i) any payment of principal and such nonpayment shall continue uncured for a period of thirty (30) days or (ii) two (2) consecutive payments of interest required to be paid to Noteholder in cash under the Note;

(b)                                 the Company fails to perform any material covenant or agreement under the Note, and such failure continues or is not cured within thirty (30) days after written notice by the Noteholder to the Company;

(c)                                  Parent or the Company applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of itself or any of its creditors, or (iii) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(d)                                 proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, or the debts thereof under any bankruptcy, insolvency or other similar law are commenced and an order for relief entered or such proceeding is not dismissed or discharged within ninety (90) days of commencement;

(e)                                  there is entered against the Company a final judgment for the payment of money in an aggregate amount exceeding $500,000 and such judgment shall remain unsatisfied or without a stay in respect thereof for a period of sixty (60) days;

(f)                                   the Company shall fail to pay when due any obligation, whether direct or contingent, for indebtedness exceeding $500,000, or shall breach or default with respect to any term of any loan agreement, mortgage, indenture or other agreement pursuant to which such obligation for indebtedness was created or securing such obligation if the effect of such breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders), to cause that indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(g)                                  a Change in Control shall have occurred.  For purposes of the Note, the term “Change in Control” shall mean any one of the following events:  (i) any person or group (other than the Noteholder, Daniel Cohen, members of Daniel Cohen’s Family Group (as defined below) and each of its and their controlled affiliates and principals) is or becomes a beneficial owner, directly or indirectly, of more than fifty percent (50%) of the aggregate voting power represented by all issued and outstanding capital stock of Parent, (ii) the stockholders of Parent or the members of the Company approve a plan of liquidation or dissolution of Parent or the Company or a sale of all or substantially all of Parent’s or the Company’s assets, as applicable; or (iii) Parent or the Company, as applicable, has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (i) or (ii) above.  For purposes of the Note, the term “Family Group” means, with respect to any Person, such Person and such Person’s spouse, parent, sibling and descendants (whether natural or adopted) and any estate, trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such Person’s spouse, parent, sibling and/or descendant that is and remains for the benefit of such Person and/or such Person’s spouse, parent, sibling and/or descendants and any self-directed retirement plan for such individual.

Notwithstanding the foregoing, the occurrence of any of the foregoing events described in clauses (a) through (g) above shall not constitute an “Event of Default” under the Note to the extent that such event is primarily caused by the Noteholder, Daniel Cohen, its or their controlled affiliates and principals and/or members of Daniel Cohen’s Family Group.

Upon the occurrence or existence of any Event of Default described in clause (a), clause (b), clause (e), clause (f) or clause (g) above and at any time thereafter during the continuance of such Event of Default, the Noteholder may, by written notice to the Company, declare a default under the Note (a “Notice Default”), whereupon the entire unpaid principal amount outstanding and all interest accrued and unpaid on the Note to be immediately due and payable.

Upon the occurrence or existence of any Event of Default described in clause (c) or clause (d) above, immediately and without notice, the entire unpaid principal amount outstanding and all interest accrued and unpaid on the Note shall automatically become immediately due and payable (an “Automatic Default”).

10.                               Survival.  The provisions of Sections 3(e), 5, 6 and 7 shall survive the Maturity Date, any full payment of the outstanding principal amount of this Note, the full Conversion of this Note and any cancellation or termination of this Note.

11.                               Miscellaneous.

(a)                                 This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its conflicts of law principles or the conflicts of law principles of any other state in either case that would result in the application of the laws of any other state.

(b)                                 Any notice or other communication required or permitted to be given hereunder shall be in writing and given as provided in the Purchase Agreement.

(c)                                  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(d)                                 Amendments to any provision of this Note may be made or compliance with any term, covenant, agreement, condition or provision set forth in this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only upon written consent of the Company and the Holder.  Any amendment or waiver effected in accordance herewith shall apply to and be binding upon the Holder, upon each future holder of this Note and upon the Company, whether or not this Note shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

(e)                                  This Note may not be assigned by any holder without the prior written approval of the Company.

(f)                                   The Company hereby waives diligence, presentment, protest and demand, notice of protest, notice of dishonor, notice of nonpayment and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Company further waives, to the full extent permitted by Law, the right to plead any and all statutes of limitations as a defense to any demand on this Note.

(g)                                  The Company agrees to pay up to $15,000 of  Holder’s legal fees and expenses in connection with the negotiation of this Note and the Purchase Agreement, and to pay all reasonable costs and expenses actually incurred by the Holder in connection with an Event of Default, including without limitation the fees and disbursements of counsel, advisors, consultants, examiners and appraisers for the Holder, in connection with (i) any enforcement (whether through negotiations, legal process or otherwise) of this Note in connection with such Event of Default, (ii) any workout or restructuring of this Note during the pendency of such Event of Default and (iii) any bankruptcy case or proceeding of the Company or any appeal thereof.

(h)                                 The section and other headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

(i)                                     Capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to them in the Purchase Agreement.

(j)                                    This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.

Signature page follows

IN WITNESS WHEREOF, the Company has caused this Convertible Senior Secured Promissory Note to be duly executed and delivered by its authorized officer, as of the date first above written.

IFMI, LLC

By:
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

AGREED AND ACKNOWLEDGED:

DGC FAMILY FINTECH TRUST

By:
Name:	Jeffrey D. Blomstrom
Title:	Trustee

By:
Name:	Raphael Licht
Title:	Trustee

Exhibit B

IFMI, LLC

AMENDMENT NO. 3 TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of IFMI, LLC, dated as of [   ] (“Amendment No. 3”), is entered into by and among each of the Members set forth on the signature pages hereto.

Background

On December 16, 2009, the Members entered into the Amended and Restated Limited Liability Company Agreement (the “Amended and Restated Agreement”) of IFMI, LLC (formerly, Cohen Brothers, LLC, the “Company”). On June 20, 2011, the Members entered into Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of IFMI, LLC (“Amendment No. 1”).  On May 9, 2013, the Members entered into Amendment No. 2 to Amended and Restated Limited Liability Company Agreement of IFMI, LLC (“Amendment No. 2” and collectively with the Amended and Restated Agreement and Amendment No. 1, the “Agreement”).

Pursuant to Section 13.10 of the Agreement, the Members desire to amend certain provisions of the Agreement.

NOW, THEREFORE, intending to be bound hereby, the Members agree as follows:

1.             Defined Terms. Terms that are used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

1.1  The definition set forth below is hereby added to Section 1.2 of the Agreement to be placed in proper alphabetical sequence.

“Additional Units”: the number of Units representing fifty percent (50%) of the votes entitled to be cast at any Meeting, plus one Unit, minus the number of Units owned by Parent as of the record date of such Meeting.

“Convertible Secured Note”: the Convertible Senior Secured Promissory Note, dated as of March 10, 2017, issued by the Company to DGC Family Fintech Trust in the aggregate principal amount of Fifteen Million Dollars ($15,000,000), with an interest rate of eight percent (8%) per annum.

“Meeting”: any meeting of the holders of Units, or any adjournment thereof or any other circumstances upon which a vote, agreement, consent (including unanimous written consents) or other approval is sought from the holders of Units.

2.             Management and Control of Business; Authority of Board Members. Section 7.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

Section 7.1 Management and Control of Business; Authority of Board Members. Management of the business and affairs of the Company and the Subsidiaries shall be vested in the Board of Managers, who may exercise all powers of the Company and perform or authorize the performance of all lawful acts which are not by the Act or this Agreement directed or required to be exercised or performed by the Members.  The Board of Managers shall consist of three Managers.  The Managers shall initially be Daniel G. Cohen (who shall be the Chairman of the Board of Managers), Lester R. Brafman and Joseph W. Pooler, Jr.  A Manager may resign at any time for any reason or for no reason. Upon resignation of a Manager or other vacancy on the Board of Managers, a new Manager shall be elected by the Members by a Majority Vote. A Manager may be removed by the Company upon a Majority Vote, except as set forth in the following sentence. Notwithstanding any other provision of this Agreement, the Company shall not, without receiving advance written approval by Parent and a Majority Vote of the Designated Non-Parent Members, if any, remove Daniel G. Cohen as a Manager or as Chairman of the Board of Managers other than for cause.

3.             Special Proxy Regarding Convertible Secured Note.  Section 6.13 of the Agreement is inserted as follows:

Section 6.13 Special Proxy Regarding Convertible Secured Note.  If following any conversion of all or any part of the Convertible Secured Note as provided therein, the Parent owns a number of Units representing less than a majority of the votes entitled to be cast at any Meeting, then for so long as the Parent owns a number of Units representing less than a majority of the votes entitled to be cast at any Meeting, each holder of any Units issued as a result of the conversion of the Convertible Secured Note (regardless of how such Units were acquired by such holder) hereby grants to and appoints the Parent as such holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of each such holder, to vote at any Meeting the number of Units (the “Proxy Units”) owned by each such holder as of the record date of such Meeting equal to (i) the Additional Units or (ii) if such holder holds less than a number of Units equal to the Additional Units, all such holder’s Units.  Such attorney-in-fact may evidence the taking of any action, giving of any consent or the voting of such Proxy Units by the execution of any document or instrument for such purpose in the name of such holder.  Each such holder hereby affirms that the proxy set forth in this Section 6.13 is given in connection with, and in consideration of, the Convertible Secured Note and/or in connection with the acquisition of any Units issued as a result of the conversion of such Convertible Secured Note. Each such holder hereby further affirms that this proxy is coupled with an interest and may not be revoked unless otherwise terminated by the mutual consent of each such holder and the Parent. Each such holder hereby ratifies and confirms all that the proxy and attorney-in-fact appointed pursuant to this Section 6.13 may lawfully do or cause to be done by virtue hereof.  Notwithstanding anything to the contrary herein, upon the earlier to occur of a Notice Default and an Automatic Default (each as defined in the Convertible Secured Note), the proxy shall, without further action by any party, be automatically revoked.

4.             Approval of Dissolution of the Company.  Section 12.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

Section 12.1 Approval of Dissolution of the Company. If there is any Designated Non-Parent Member, Parent agrees that Parent shall not, without receiving advance approval by a Majority Vote of the Designated Non-Parent Members, adopt any plan of liquidation or dissolution or file a certificate of dissolution with respect to the Company.

5.             Special Redemption Regarding Convertible Secured Note.  Section 12.2(j) of the Agreement is inserted as follows:

(j)                Upon a conversion of all or any portion of the Convertible Secured Note and the issuance of Units to the holder of the Convertible Secured Note, such holder shall have the same rights of Redemption, if any, held by any Member; provided, however, that such holder shall have no such Redemption rights with respect to any Units issued in connection with the Convertible Secured Note if the Board of Directors of Parent, after consultation with legal counsel, determines in good faith and in its sole discretion that satisfaction of such Redemption by Parent with Common Shares would (i) jeopardize or endanger the availability to Parent of its net operating loss and net capital loss carryforwards and certain other tax benefits under Section 382 of the Code or (ii) constitute a “Change of Control” under that certain Junior Subordinated Indenture, dated as of June 25, 2007, by and between Parent (formerly Alesco Financial Inc.) and Wells Fargo Bank, N.A., as trustee.

6.             Integration. The Agreement, as amended by this Amendment No. 3 sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein or in the agreements noted above.  Notwithstanding the foregoing, certain Members are or will be a party to a senior management agreement between the Company and such Member (e.g., the Cohen Executive Agreement). To the extent that any provisions of this Amendment No. 3 conflict with such Member’s senior management agreement (including, without limitation, terms relating to the transfer of Units and the allocations provided for therein), the terms of such Member’s senior management agreement shall control.

7.             No Other Amendments.  Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement are and shall remain in full force and effect.

8.             Governing Law. It is the intention of the parties that all questions with respect to the construction of this Amendment No. 3 and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

9.             Binding Effect. This Amendment No. 3 shall be binding upon, and inure to the benefit of, the parties hereto and their respective personal and legal representatives, successors and assigns.

10.          Counterparts. This Amendment No. 3 may be executed in any number of counterparts and it shall not be necessary that each party to this Amendment No. 3 execute each counterpart. Each counterpart so executed (or, if all parties do not sign on the same counterpart, each group of counterparts signed by all parties) shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. In making proof of this Amendment No. 3, it shall not be necessary to account for more than one counterpart or group of counterparts signed by all parties.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment No. 3 to be executed as of the date and year first set forth above.

DISCLOSURE SCHEDULES

to the

SECURITIES PURCHASE AGREEMENT

by and among

IFMI, LLC

and DGC Family Fintech Trust,

and solely for purposes of Article VI and Sections 7.3, 7.4, 7.5 and 7.6 thereof,

Institutional Financial Markets, Inc.

Dated as of March 10, 2017

These Disclosure Schedules (these “Disclosure Schedules”) are being delivered pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of March 10, 2017, by and among IFMI, LLC, a Delaware limited liability company (the “Company”), DGC Family Fintech Trust, a trust established by Daniel G. Cohen, and solely for purposes of Article VI and Sections 7.3, 7.4, 7.5 and 7.6 thereof, Institutional Financial Markets, Inc., a Maryland corporation (the “Parent”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

These Disclosure Schedules contain numbered sections corresponding to sections in the Purchase Agreement.  The mere inclusion of an item in these Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by any party that such item represents a material exception, fact, event or circumstance.  Any disclosures made in these Disclosure Schedules with respect to a section or subsection of the Purchase Agreement shall be deemed to qualify such sections or subsections specifically referenced or cross-referenced and any other section or subsection in these Disclosure Schedules to the extent that it is reasonably apparent that such disclosure also pertains to such other section or subsection.  No disclosure in these Disclosure Schedules constitutes an admission of any liability or obligation of any party to any third party nor an admission against any party’s interests to any third party.

The descriptive headings in these Disclosure Schedules are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of these Disclosure Schedules or the Purchase Agreement.

1

Schedule 5.3

Capitalization

(i)

•                  Parent Outstanding Restricted Stock:

•                  519,366 restricted shares issued, scheduled to vest on 1/31/18 (321,412 shares) and 1/31/19 (197,954 shares)

•                  Parent Outstanding Restricted Units:

•                  500,000 restricted units, subject to performance and time-based vesting as noted in the related unit issuance agreement

•                  Parent Outstanding Stock Options:

•                  3,000,000 options issued, with a five-year term expiring on 11/30/18 (1,000,000 have a $3.00 strike price; 1,000,000 have a $4.00 strike price; and 1,000,000 have a $5.00 strike price)

•                  192,857 options issued, with a five-year term expiring on 2/13/19 (all have a $4.00 strike price)

•                  Convertible Senior Promissory Notes

•                  2,749,167 shares of Parent common stock are issuable upon conversion of the $8,247,501 in Convertible Senior Promissory Notes originally issued to Mead Park Capital Partners LLC and EBC 2013 Family Trust (as assignee of Cohen Bros. Financial, LLC) at a conversion price of $3.00 per share, subject to customary anti-dilution adjustments

Note that Parent common stock equivalents are listed above because they would result in a simultaneous issuance of LLC Units to the Parent company upon vesting.

2

Schedule 5.4

Subsidiaries

•                  Alesco Holdings, Ltd. (Cayman Islands) — 40% of the capital stock is owned by the Company.

•                  C&Co Loan Trading LLC (DE)

•                  C&Co/PrinceRidge Partners LLC (DE)

•                  Cira ECM, LLC (DE)

•                  Cira SCM, LLC (DE)

•                  Cohen & Compagnie (France)

•                  Cohen & Company Financial Limited (UK)

•                  Cohen & Company Financial Management, LLC

•                  Cohen & Company Management, LLC (DE)

•                  Cohen & Company Securities, LLC (DE)

•                  Cohen Asia Investments Ltd (Cayman Island)

•                  Cohen Legacy, LLC (DE)

•                  Cohen Principal Investing, LLC (DE)

•                  Cohen Securities Funding LLC (DE)

•                  COOF Asset Acquisition, LLC (DE)

•                  Dekania Capital Management, LLC (DE)

•                  Dekania Investors, LLC (DE)

•                  Foundation View Capital Management, LLC (DE)

•                  Foundation View CLO Opportunities GP LLC (DE)

•                  IFMI Real Estate Holdings, LLC (DE)

•                  J.V.B. Financial Group Holdings, LP (DE)

•                  J.V.B. Financial Group, LLC (DE)

•                  Unicum Capital, S.L. (Spain)

3

Schedule 5.9

Title to Assets

IFMI, LLC

Select Assets from Balance Sheet

As of January 31, 2017

J.V.B. Financial Group - Accrued Interest on Trading Securities	$1,097,569
Due from broker	84,108,097
Investments-trading	118,155,775
Other investments, at fair value	6,495,732
Securities purchased under agreements to resell-reverse repo (1)	283,529,375
$493,386,549

(1)         Substantially all of these assets serve as collateral for our securities financing transactions and margin loan payable at J.V.B. Financial Group, LLC, the Company’s broker-dealer subsidiary registered with the Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA).  Like assets in the future will continue to serve as collateral.

In addition:

•                  Substantially all of the asset management contracts held by the Company and Subsidiaries are subject to transfer restrictions; and

•                  Substantially all assets and net capital held in J.V.B Financial Group, LLC may be subject to distribution restrictions depending on its ongoing measurements of regulatory capital and the related rules governing distributions.

4

Schedule 6.1

Capitalization

(i)

•                  Parent Restricted Stock

•                  519,366 restricted shares issued, scheduled to vest on 1/31/18 (321,412 shares) and 1/31/19 (197,954 shares)

•                  Parent Restricted Units

•                  500,000 restricted units, subject to performance and time-based vesting as noted in the related unit issuance agreement

•                  Parent Stock Options

•                  3,000,000 options issued, with a five-year term expiring on 11/30/18 (1,000,000 have a $3.00 strike price; 1,000,000 have a $4.00 strike price; and 1,000,000 have a $5.00 strike price)

•                  192,857 options issued, with a five-year term expiring on 2/13/19 (all have a $4.00 strike price)

•                  Convertible Senior Promissory Notes

•                  2,749,167 shares of Parent common stock to be issued upon conversion of the $8,247,501 in Convertible Senior Promissory Notes (originally issued to Mead Park Capital Partners LLC and EBC 2013 Family Trust (as assignee of Cohen Bros. Financial, LLC)) at a conversion price of $3.00 per share, subject to customary anti-dilution adjustments, which option expires upon maturity of the Convertible Senior Promissory Notes on 9/25/18

(ii)

•                  Alesco Capital Trust I (par value $28,995,000)

•                  Sunset Financial Statutory Trust I (par value $20,619,000)

•                  Convertible Senior Promissory Note payable to The Edward E. Cohen IRA (aggregate principal amount of $4,385,628)

•                  Convertible Senior Promissory Note payable to EBC Family Trust (aggregate principal amount of $2,400,000)

•                  Convertible Senior Promissory Note payable to Christopher Ricciardi (aggregate principal amount of $1,461,873)

5